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                                                     EXHIBIT 21










                     Subsidiaries of Hancock Fabrics, Inc.



                                        Names Under Which
                         State of       Subsidiary
Name                     Incorporation  Does Business
- -----------------------  -------------  -----------------
Minnesota Fabrics, Inc.  Minnesota      Minnesota Fabrics
                                        Fabric Market
